UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 2, 2025

ATAI LIFE SCIENCES N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	001-40493	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wallstraße 16
10179 Berlin, Germany
(Address of principal executive offices) (Zip Code)

+49 89 2153 9035
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, €0.10 par value per share	ATAI	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 2, 2025, atai Life Sciences N.V. (“atai” or the “Company”) announced it had entered into a share purchase agreement, dated as of June 2, 2025, by and among the Company, Beckley Psytech Limited (“Beckley Psytech”) and certain other parties thereto (the “SPA”), pursuant to which the Company agreed to acquire  from the shareholders of Beckley Psytech (the “Sellers”) the entire issued share capital of Beckley Psytech not already owned by the Company (the “Acquisition”) by issuing to the Sellers 105,044,902 ordinary shares in the capital of the Company with a nominal value of €0.10 per share (“Common Shares”).  Concurrently with the execution of the SPA, the Company also entered into subscription agreements, dated as of June 2, 2025 (“Subscription Agreements”), relating to the purchase (the “PIPE Financing”) by the investors party thereto (the “PIPE Investors”) of 9,993,341 Common Shares for a purchase price of $1.84 per share and a pre-funded warrant to purchase 6,311,006 Common Shares with an exercise price of $0.01 (the “Pre-Funded Warrant”), for a purchase price of $1.84 per Common Share underlying the Pre-Funded Warrant less the exercise price for the Pre-Funded Warrant of $0.01 per share, resulting in aggregate gross proceeds to the Company from the PIPE Financing of approximately $30 million.  The PIPE Financing is expected to close on or about June 3, 2025, subject to customary closing conditions.  The proceeds from the PIPE Financing are expected to be used by the Company for general corporate purposes and will not be used to finance the Acquisition. The closing of the PIPE Financing is not conditioned on the closing of the Acquisition.

Beckley Psytech is a private clinical-stage biopharmaceutical company developing psychedelic product candidates designed to be rapid-acting and short-duration. Beckley Psytech’s two investigational compounds are BPL-003, 5 Methoxy N,N-dimethyltryptamine benzoate, for TRD and alcohol use disorder, and ELE-101, psilocin, for the treatment of major depressive disorder. As previously announced, in January 2024, the Company made a strategic investment in Beckley Psytech, resulting in an approximate one third ownership stake of Beckley Psytech.

Share Purchase Agreement

On June 1, 2025, the Supervisory Board and the Management Board of the Company unanimously approved the SPA and the Acquisition. On June 2, 2025, the Company entered into the SPA. The SPA contains drag provisions such that any shareholders of Beckley Psytech that did not enter into the SPA on the date of the SPA will enter into the SPA by way of a deed of adherence prior to the closing date of the Acquisition (“Closing”), with such dragged shareholders becoming “Sellers” pursuant to the terms of the SPA.

At Closing, the entire issued share capital of Beckley Psytech, other than the shares already held by the Company, will be exchanged for 105,044,902 newly issued Common Shares (the “Consideration Shares”), subject to certain adjustments.

The Closing of the Acquisition is subject to the satisfaction of closing conditions, including (i) the approval by Company shareholders of resolutions of the Company’s general meeting by the date falling six months following the date of the SPA, subject to one automatic extension of 90 days in certain circumstances as described in the SPA (as so extended, the “Longstop Date”) to (x) approve the Acquisition (including the issuance of the Consideration Shares to the Sellers), (y) appoint certain director nominees to the Supervisory Board of the Company and (z) change the Company’s name to “Atai Beckley N.V.” (the “Shareholder Approval”), and (ii) the Warrantors (as defined below) bringing down certain representations and warranties in the SPA at Closing of the Acquisition, subject to a carve-out for any inaccuracies that would not have a material adverse effect on Beckley Psytech and its subsidiaries (the “Beckley Group” and the “Warranty Condition”).

The SPA contains provisions relating to the treatment of holders of options over ordinary shares in Beckley Psytech (the “Options” and the “Optionholders”). All Options shall be cancelled at Closing and any Optionholders that are fully vested and deemed to be “in the money” at Closing shall, at the Company’s sole discretion, either be given (i) replacement awards in the Company (which shall be fully vested and immediately exercisable, subject to the below lock-up provisions) or (ii) Consideration Shares (with such number of Consideration Shares issued being adjusted to reflect the payment by the Company of certain employment taxes arising on the cancellation of Options in exchange for Consideration Shares). Any issue of (i) Consideration Shares (or adjustment as mentioned herein) or (ii) granting of replacement awards shall reduce the aggregate number Consideration Shares issued to the Sellers. Any Options that are unvested and/or are not deemed to be “in the money” at Closing shall be replaced with an award of equivalent value of the Company’s stock pursuant to the Company’s incentive plan which shall not reduce or otherwise change the aggregate number Consideration Shares issued to the Sellers.

Consideration Shares and any replacement awards will be subject to a lock-up whereby 1/12th of the Consideration Shares held by the Sellers following Closing shall be released from the lock-up each calendar month, resulting in all of the Consideration Shares then held by the Sellers being freely transferable on the 13th month following closing of the Acquisition.

Prior to Closing, Eleusis Holdings Limited, Beckley Psytech’s wholly-owned subsidiary, will be carved out from the Beckley Group (the “Carve-Out”) in accordance with a steps plan agreed between the Company and the Sellers (the “Carve-Out Steps Plan”) and will not be acquired in the Acquisition as a result. The closing of the Acquisition is not conditioned on the closing of the Carve-Out.

Cosmo Feilding-Mellen and Michael Norris (the “Warrantors”), the Sellers and the Company have each given customary representations and warranties in the SPA. The SPA also contains customary covenants and agreements relating to the conduct of Beckley Psytech’s business between the date of signing of the SPA and Closing. Additionally, the SPA contains covenants relating to the completion of the Carve-Out in accordance with the Carve-Out Steps Plan.

The SPA contains certain termination rights in favor of the Company in circumstances where (a) certain milestones are not met relating to Beckley Psytech’s Phase 2b clinical trial in respect of BPL-003 and the Management Board and the Supervisory Board of the Company change their respective recommendations to seek the Shareholder Approval, in which case, the Company can terminate the SPA and shall pay a break fee of $4,000,000 to Beckley Psytech either in cash or through the issuance of shares in the Company to Beckley Psytech, (b) the Shareholder Approval is not obtained, in which case the Company shall pay a break fee equal to $10,000,000 to Beckley Psyech to be settled either in cash or through the issue of shares in the Company (or a combination of both) to Beckley Psytech or (c) the Warranty Condition is not satisfied.  Any party to the SPA may terminate the SPA if the Shareholder Approval is not received by the Longstop Date.

The foregoing description of the SPA does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the SPA, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Voting Agreements

Concurrently with the execution of the SPA, the Company, its directors and the members of the executive team of the Company, Beckley Psytech and Apeiron Investment Group Ltd. (“Apeiron”), the family office of the Company’s founder which owns approximately 21.1% of the outstanding Common Shares in the Company prior to giving effect to the PIPE Financing, entered into certain voting agreements (the “Voting Agreements”), pursuant to which the parties to the Voting Agreements have agreed to vote (or cause to be voted) all of the Common Shares held by them in favor of certain matters set forth in the Voting Agreement, including to support (i) without limitation, shareholder approvals to approve the transactions contemplated by the SPA and, (ii) in the case of Apeiron and subject to certain conditions, any potential transaction that may be pursued by the Company to move the legal and tax domicile of the Company from the Netherlands (in respect of its corporate seat) and Germany (in respect of its tax domicile) to Delaware.

The foregoing description of the Voting Agreements does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the form of Voting Agreement and the Voting Agreement, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Shareholders Rights Agreement and Lock-Up Agreement

Substantially concurrently with the entry into the SPA, Apeiron entered into a shareholders rights agreement with the Company (the “Rights Agreement”). Under the Rights Agreement, Apeiron will have the right, subject to certain requirements, to select a number of director designees equal to (i) two, for so long as Apeiron and its affiliates beneficially own no less than 12.5% of the equity securities of the Company (inclusive of Common Shares issued or issuable in connection with the exercise of options, warrants, rights, units or other securities) and (ii) one, for so long as Apeiron and its affiliates collectively beneficially own at least 7.5% but less than 12.5% of such Company equity securities.

Apeiron has also agreed to enter a Lock-Up Agreement containing customary lock-up terms, pursuant to which Apeiron will, subject to certain exceptions, not transfer any equity securities of the Company for a certain specified period. At the expiration of such period, the lock-up restrictions will fall away in part on a monthly basis until the date that is twelve months following the expiration of such period.

The foregoing description of the Rights Agreement and the Lock-Up Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement and the Lock-Up Agreement, which are attached hereto as Exhibits 10.3 and 10.4, respectively, and are incorporated herein by reference.

Subscription Agreements

On June 2, 2025, in connection with the PIPE Financing, the Company entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, the PIPE Investors have agreed to purchase an aggregate of approximately 9,993,341 Common Shares and the Pre-Funded Warrant to purchase 6,311,006 Common Shares with an exercise price of $0.01, for an aggregate purchase price of approximately $30 million, on the terms and subject to the conditions set forth therein. The closing of the PIPE Financing is subject to the satisfaction of the customary closing conditions contained in the Subscription Agreements and is expected to occur on or about June 3, 2025.

The Subscription Agreements contain customary representations, warranties and agreements by the Company, customary conditions to closing and termination provisions.

The securities being issued and sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state’s securities laws, and were issued and sold in a private placement in reliance on Section 4(a)(2) of the Securities Act. The securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.

This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

The foregoing description of the Subscription Agreements do not purport to be complete and are subject to and qualified in its entirety by reference to the full text of the Subscription Agreements, copies of which are filed as Exhibits 10.5 and 10.6 to this Current Report on Form 8-K and are incorporated herein by reference.

Pre-Funded Warrant

The Pre-Funded Warrant is expected to be issued on or about June 3, 2025, in connection with the closing of the PIPE Financing.  The Pre-Funded Warrant provides the holder thereof with the right to purchase 6,311,006 Common Shares with an exercise price of $0.01 and will be immediately exercisable on the date of the issuance of the Pre-Funded Warrant.  The Pre-Funded Warrant does not expire until the date the Common Shares underlying the Pre-Funded Warrants have been exercised in full. Under the terms of the Pre-Funded Warrant, the Company may not effect the exercise of any Pre-Funded Warrant, and the holder will not be entitled to exercise any portion of any Pre-Funded Warrant that, upon giving effect to such exercise, would cause an aggregate number of Common Shares beneficially owned by such holder (together with its affiliates) to exceed 4.99% of the total number of Common Shares of the Company outstanding immediately after giving effect to the exercise. The Pre-Funded Warrant may be exercised by a holder by paying the exercise price in cash or on a cashless basis. No fractional shares will be issued upon any exercise of the Pre-Funded Warrant. If, upon exercise of the Pre-Funded Warrant, a holder would be entitled to receive a fractional interest in a share, the Company may at its option, upon exercise, pay cash in lieu of any such factional share or round up to the nearest whole share. The exercise price and number of Common Shares underlying the Pre-Funded Warrant are subject to adjustment from time to time in accordance with the provisions thereof. Subject to compliance with applicable federal and state securities laws, the Pre-Funded Warrant and all rights thereunder are transferable subject to the terms of the Pre-Funded Warrant.  The Common Shares issuable upon exercise of the Pre-Funded Warrant are expected to be registered for resale pursuant to the terms of the Registration Rights Agreement described below.

The foregoing description of the Pre-Funded Warrant does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Pre-Funded Warrant, a copy of which is filed as Exhibit 10.7 to this Current Report on Form 8-K and is incorporated herein by reference.

Registration Rights Agreement

On June 2, 2025, the Company entered into a registration rights agreement with Apeiron and the PIPE Investors (the “Registration Rights Agreement”) providing for certain registration rights with respect to Common Shares held by such holders from time to time.  It is expected that Beckley Psytech shareholders that receive Common Shares in the Acquisition will enter into joinders to become parties to the Registration Rights Agreement at the closing of the Acquisition.

The Registration Rights Agreement requires the Company to file a registration statement under the Securities Act providing for the resale of all or part of the registrable securities held by the parties thereto as promptly as practicable, and in any event within 30 calendar days following the earlier of (i) the closing of the transactions contemplated by the SPA and (ii) the termination of the SPA, and use reasonable best efforts to cause such registration statement to be declared effective within the timelines specified therein, and thereafter to keep such registration statement effective for the periods specified therein.

Apeiron will have customary demand rights that will require the Company to file registration statements registering its registrable securities. The Company has agreed to reasonably assist and cooperate, including by making management available for an electronic “road show” or other marketing efforts, in block trades and marketed or non-marketed underwritten shelf takedown offerings for sales by Apeiron with an offering price, in the aggregate, of at least $25 million. The Registration Rights Agreement also includes customary piggyback rights for Apeiron, subject to certain priority provisions. The Company has agreed to bear all registration expenses, including reasonable and documented fees of one counsel for all the selling shareholders, other than customary underwriting commissions or fees, regardless of whether a registration statement is filed or becomes effective. The Registration Rights Agreement also contains customary indemnity, exculpation and contribution obligations by the Company and the other parties to the Registration Rights Agreement.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is filed as Exhibit 10.8 to this Current Report on Form 8-K and is incorporated herein by reference.

Option Grants

On June 2, 2025, the Company granted to Mr. Angermayer in further consideration of his continued service as a consultant and other valuable consideration (i) an option to purchase 337,686 ordinary shares of the Company that will vest with respect to 131,698 shares subject to the option based on the Company’s standard four year vesting schedule and with respect to 205,988 shares subject to the option based on the Company achieving asset value goals by December 31, 2026, and (ii) an option to purchase 292,500 shares that will vest based on the Company’s standard four year vesting schedule.  In addition, the options are subject to Mr. Angermayer entering into an amended consultancy agreement that provides for compliance with the Company’s code of conduct, compliance program and the voting agreement entered by Apeiron.

Item 3.02	Unregistered Sales of Equity Securities

On June 2, 2025, the Company entered into (i) the SPA and (ii) the Subscription Agreements, in each case, in a private placement in reliance on the exemption from the registration requirements of the Securities Act. The Common Shares and the Pre-Funded Warrant issued in the PIPE Financing, and any Common Shares issued pursuant to the SPA, will be offered and sold in reliance on the exemption afforded by Section 4(a)(2) of the Securities Act or in transactions not subject to registration pursuant to Regulation S under the Securities Act. The offer and sale of the Common Shares underlying the Pre-Funded Warrant have not been registered under the Securities Act. To the extent required, the information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On June 2, 2025, the Company issued a press release regarding the Acquisition and the PIPE Financing described in 1.01 above. A copy of the press release is furnished as Exhibit 99.1 herewith.

The information contained under Item 7.01 of this Form 8-K (including Exhibit 99.1), shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act, and Section 21E of the Exchange Act. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “anticipate,” “initiate,” “could,” “would,” “project,” “plan,” “potentially,” “preliminary,” “likely,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements include express or implied statements relating to, among other things: expectations regarding the closing of the transaction, including timing and approvals; expectations regarding operations of the combined company, including strategic value of the clinical development programs for patients and shareholders as well as expectations regarding financial synergies; timing and results of Beckley’s BPL-003 Phase 2b trial and related data readouts; expectations regarding Beckley’s other clinical assets, including ELE-101; expectations regarding the concurrent private placement, including related closing conditions;  our business strategy and plans; statements regarding any potential redomicile transactions that may be pursued by the Company; and the potential, success, cost and timing of development of our product candidates, and the product candidates of those companies we invest in.

Forward-looking statements are neither promises nor guarantees, but involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation, the important factors described in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in atai's other filings with the SEC. atai disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this Current Report on Form 8-K, other than to the extent required by applicable law.

Item 9.01.	Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description

2.1+§	Share Purchase Agreement, dated as of June 2, 2025, among the Company, Beckley Psytech Limited and certain other parties thereto.

10.1+	Form of Voting Agreement, dated as of June 2, 2025, entered into by each of the directors and the members of the executive team of the Company, with the Company and Beckley Psytech Limited.

10.2+§	Voting Agreement, dated as of June 2, 2025, entered into by Aperion Investment Group Ltd. with the Company and Beckley Psytech Limited.

10.3§	Shareholders Rights Agreement, dated as of June 2, 2025 between the Company and Aperion Investment Group Ltd.

10.4	Lock-Up Agreement, dated as of June 2, 2025 between the Company and Aperion Investment Group Ltd.

10.5+§	Subscription Agreement, dated as of June 2, 2025, entered into between the Company and Ferring Ventures S.A.

10.6+§	Subscription Agreement, dated as of June 2, 2025, entered into between the Company and Adage Capital Partners LP.

10.7§	Form of Pre-Funded Warrant.

10.8+	Registration Rights Agreement, dated as of June 2, 2025, among the Company, Aperion Investment Group Ltd. and certain shareholders named therein.

99.1*	Press Release, titled “atai Life Sciences and Beckley Psytech to Combine Creating a Global Leader in Psychedelic Mental Health Therapies”, dated June 2, 2025

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

*Furnished herewith

+Certain of the schedules and attachments to this exhibit have been omitted pursuant to Regulation S-K, Item 601(a)(5). The registrant hereby undertakes to provide further information regarding such omitted materials to the SEC upon request.

§Certain portions of this exhibit (indicated by “[***]”) have been redacted pursuant to Regulation S-K, Item 601(a)(6).

No Offer or Solicitation

This Current Report on Form 8-K is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Additional Information and Where to Find It

This Current Report on Form 8-K is being made in respect of the proposed transaction between the Company and Beckley Psytech Limited. In connection with the proposed transaction, the Company will file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”), as well as other relevant documents regarding the proposed transaction. This Current Report on Form 8-K is not a substitute for the Proxy Statement or any other document which the Company may file with the SEC. INVESTORS ARE URGED TO READ IN THEIR ENTIRETY THE PROXY STATEMENT REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy Statement, as well as other filings containing information about the Company, when such documents become available, may be obtained at the SEC’s website (http://www.sec.gov).

 Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in respect of the proposed transactions contemplated by the Proxy Statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of the Company in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended December 31, 2024 and its Proxy Statement on Schedule 14A, dated April 21, 2025, which are filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATAI LIFE SCIENCES N.V.

Date: June 2, 2025	By:	/s/ Srinivas Rao
	Name:	Srinivas Rao
	Title:	Chief Executive Officer